Exhibit 99.1

Ocean Bio-Chem, Inc. Record Sales and Income for Six Month. Record sales increase 18% to $18.3 million. Net income up to $1.5 million, $0.16 per share ---- Additional Comments by CEO Peter Dornau

FORT LAUDERDALE, FL--(PRNewswire - August 21, 2017) – Ocean Bio-Chem, Inc. (NASDAQ OBCI) announced for the six months ended June 30, 2017, net income was approximately $1,456,000, or $0.16 per common share, compared to net income of approximately $116,000, or $0.01 per common share, for the same period in 2016, an increase of approximately $1,340,000. The net income for the first six months of 2017 constitutes a Company record for the first six months of the year, 40% higher than the Company’s previous record first half results in 2011.

For the first six months of 2017, net sales were approximately $18.3 million, compared to approximately $15.5 million for the first six months of 2016, an increase of approximately 18% or $2.8 million. This is the fifth consecutive year, net sales reached record levels for the first six months of the year.

(In thousands except per share data)

	Six Months Ended
	June 30,
	2017	2016
NET SALES	$18,295	$15,474
PRE-TAX INCOME	$2,140	$177
NET INCOME	$1,456	$116

EPS BASIC & DILUTED	$0.16	$0.01
DIVIDEND DECLARED PER COMMON SHARE	$0.06	$0.06

Ocean Bio-Chem Chairman, President and Chief Executive Officer Peter Dornau additional comments -- “The financial results for the six month period exhibits the exceptionally strong financial and operational results of our Company. The net income for the first six months of 2017 of approximately $1.5 million was greater than the combined net income for the previous four comparative six month results (2013 -2016) totaling approximately $1.4 million. Also, the gross profit percentage of 40.5% in the current six month reporting period compares to an average of 37.0% for the previous four six month reporting periods.”

Mr. Dornau continued: “It is also important to note that on a sales increase of $2.8 million our gross profit increased by approximately $1.4 million or 50.0% gross margin. Moreover, we continue to increase the sales of our higher margin Star brite® branded products to our major customers.”

Mr. Dornau concluded: “As mentioned in our previous press release dated August 14, 2017, we plan to enter the pet supply market with the introduction of Performacide®. Below is the new packaging specifically designed for the pet industry. You will note from the packaging that it is designed for the prevention of the parvovirus which is a highly contagious virus disease that can produce life threatening illnesses in dogs. Our new Performacide® canine parvo disinfectant has gotten a tremendous response at two of the largest pet trade shows in the U.S., because it will simplify the daily cleaning and disinfecting of animal day care facilities, boarding facilities, dog parks, and pet owners by its ability to quickly inactivate viruses and not leave any harmful residues on surfaces.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports equipment, outdoor power equipment and motorcycles under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

For more information the Company’s web sites are:
www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation, the Company’s entry into the pet supply market with the introduction of Performacide® constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” “could” including the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Actual results could differ materially from those expressed or implied in the forward-looking statements due to, among other things, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated delays in the launch of products for the pet market; unanticipated delays in construction of, or financing for, the expansion of the Company’s facilities; changes in interest rates and foreign exchange rates, and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016.

Contacts:

Peter Dornau

President & CEO

pdornau@starbrite.com

954-587-6280

Jeff Barocas
Vice President & CFO

Jbarocas@starbrite.com

954-587-6280